EXHIBIT 99.1

EL PASO                                                             NEWS
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El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511

          EL PASO CORPORATION RESPONDS TO ALJ'S PROPOSED DECISION
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     HOUSTON,TEXAS,  SEPTEMBER 23, 2002 - El Paso Corporation  (NYSE:EP)
     today responded to a proposed decision issued by Federal Energy Regulatory Commission (FERC) Chief Administrative Law Judge Curtis
     L. Wagner, Jr. In the proposed decision, Judge Wagner reaffirmed the recommendation in his October 9, 2001 Initial Decision that the
     Commission  dismiss  allegations  that  El  Paso  Merchant   Energy
     exercised market power. However, in the proposed decision, Wagner concluded that additional capacity could have been made available on the El Paso Natural Gas pipeline system during the period from November 1, 2000 to March 31, 2001.
          "Given   the  critical  safety  and  deliverability   concerns
     associated   with   operating  a  natural  gas  pipeline,   it   is
     inappropriate and without precedent to second-guess a pipeline's day-to-day operations," said William A. Wise, chairman, president,
     and  chief  executive  officer of El  Paso  Corporation.   "We  are
     disappointed that today's proposed decision does not recognize  the
     substantial  record  evidence  supporting  El  Paso  Natural   Gas'
     position that the pipeline was operated properly. We are confident in the strength of our position and believe that we will ultimately obtain a favorable ruling."
          The recommended decision issued today by Judge Wagner will  be
     reviewed   by   the  full  Commission,  and  only   after   careful
     consideration of the law and facts as presented by the  parties  in
     their  briefs  will the Commission present its final  opinion.   El
     Paso Natural Gas will submit briefs to the FERC demonstrating that the portion of the recommended decision relating to El Paso Natural Gas' capacity should be rejected in light of the evidence, the law, and sound public policy.
          The proposed finding that El Paso Natural Gas did not make all of its capacity available is unsupported by the evidence and is
     inconsistent  with  FERC  policy.   The  evidence  in   this   case
     demonstrates that, at all times, El Paso Natural Gas operated its system to maximize the amount of capacity available to California. The evidence demonstrates that the pipeline was full to the extent permitted by safety and operational considerations and, therefore,
     El  Paso  Natural Gas could not have exercised market  power.   The
     only  response  offered by the complaining  parties  was  that,  in
     hindsight,   they  would  have  operated  the  system  differently.
     However,   not  one  witness  for  the  complaining   parties   had
     engineering, operating, or scheduling experience on the El Paso Natural Gas or a comparable system. The Commission has never allowed parties to prevail in such an unsupported attack on the prudence of a pipeline's operating decisions.
          El  Paso  Corporation is the leading provider of  natural  gas
     services  and  the largest pipeline company in North America.   The
     company has leading positions in natural gas production, gathering and processing, and transmission, as well as liquefied natural gas transport and receiving, petroleum logistics, power generation, and merchant energy services. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.


       CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has
     made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the Company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the Company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the Balance Sheet Enhancement Program and the Strategic Repositioning Plan; and other factors described in the Company's (and its affiliates') Securities and Exchange Commission filings. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference should be made to those filings for additional important factors that may affect actual results. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.
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     Contacts:
       Communications and Government Affairs     Investor Relations
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       Norma F. Dunn                             Bruce L. Connery
       Senior Vice President                     Vice President
       Office: (713) 420-3750                    Office: (713) 420-5855
       Fax:    (713) 420-3632                    Fax:    (713) 420-4417